April 18, 2019

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

RE:	Great-West Lifetime 2060 Fund, Great-West Lifetime Conservative 2060 Fund and Great-West SecureFoundation Lifetime 2060 Fund – Institutional, Investor, Service and L (the “Funds”)

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of the shares of the Funds as part of Post-Effective Amendment No. 160 to the Registration Statement (“PEA 160”) for Great-West Funds, Inc. (the “Great-West Funds”). PEA 160 relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of shares of the Funds, which are series of Great-West Funds. The Funds have four share classes, Institutional, Investor, Service, and L. Service Class and Class L shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Amended and Restated By-Laws of Great-West Funds, each as amended to date; Articles Supplementary of Great-West Funds establishing the Funds; the resolutions adopted by the Board of Directors of Great-West Funds relating to the authorization and issuance of the Investor Class and Class L shares of the Funds, the Registration Statement and any amendments or supplements thereto; PEA 160; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Institutional Class, Investor Class, Service Class and Class L shares of the Funds to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and Great-West Funds’ Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon

Vice President, Counsel & Secretary

GREAT-WEST FUNDS, INC.

Core securities, when offered, are offered through GWFS Equities, Inc. and/or other broker dealers.

GWFS Equities, Inc., Member FINRA/SIPC, is a wholly owned subsidiary of Great-West Life & Annuity Insurance Company.

8515 E. ORCHARD ROAD · GREENWOOD VILLAGE, CO 80111 · (303) 737-3000